Movie Gallery Announces Approval of Amendments to Senior Credit Facility

DOTHAN, Ala., September 23, 2005 -- Movie Gallery, Inc. (NASDAQ: MOVI) today announced that it has entered into an amendment of the Company's $870.0 million senior secured credit facility with its bank group.

The amendment provides for an additional $50.0 million of borrowings under the facility's Term Loan B tranche. The amendment also relaxes, for a one-year period, the required ratio levels under the financial covenants contained in the credit facility. The amendment also increases the letter of credit sublimit under the revolving credit facility from $30.0 million to $40.0 million, but does not increase the overall revolving commitment amount.

Under the terms of the amendment, the interest rate on Movie Gallery's Term Loan B increases from London Interbank Offered Rate ("LIBOR") plus 3.00% to LIBOR plus 3.75% (and effecting an equivalent increase in margin under the base rate option applicable to the Term Loan B). Furthermore, an additional tier has been added to the pricing grid contained in the senior credit facility. The additional tier is applicable to the revolving loan and Term Loan A tranches of the facility and provides that if the Company's leverage ratio, defined as total debt to EBITDA (as defined under the credit agreement), exceeds 3.25 times, then the interest rate margin applicable to revolving loans and Term Loan A will be 3.50% over LIBOR (and 2.50% over the base rate).

As a condition to obtaining the consent of the lenders to the foregoing amendments, Movie Gallery has agreed to pay an amendment and consent fee equal to 0.25% of the aggregate total commitments of those lenders that consent to the amendments, including those lenders that provide the additional $50.0 million of borrowings under Term Loan B. The Company also agreed to provide certain additional prepayment protections to the Term Loan B lenders and to certain changes to the excess cash flow sweep contained in the existing credit agreement.

As part of this amendment, the Company disclosed that it has received a notice from Mark Wattles, the founder and former CEO of Hollywood Entertainment, exercising a contractual right to require the Company to purchase 20 Hollywood Video stores currently owned by an entity controlled by Wattles pursuant to a "put" option contained in the license agreement for these stores. A portion of the funds available to Movie Gallery under the increased Term Loan B will be used to satisfy this obligation. The remainder of the additional borrowings under Term Loan B will be used for other general corporate purposes.



About Movie Gallery

Movie Gallery is the second largest North American video rental company with annual revenue in excess of $2.6 billion and approximately 4,800 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 2, 2005. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors, (i) same-store revenues are less than projected; (ii) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (iii) the number of new store openings during the year is less than expected; (v) unforeseen issues with the continued integration of the Hollywood Entertainment business; (v) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (vi) consumer demand for movies and games is less than expected; (vii) the availability of movies and games is less than expected; (viii) competitive pressures are greater than anticipated; (ix) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives or (x) the effects of Hurricane Katrina and other hurricanes are greater than expected on the Company's overall operations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Financial: Thomas D. Johnson, Jr., Movie Gallery, Inc., +1-503-570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449 ext. 127

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